Exhibit 99.1

LM Funding Announces Settlement of Borq Technologies Loan Agreement

TAMPA, FL, February 16, 2021 – LM Funding America, Inc. (NASDAQ: LMFA) (“LM Funding” or “LMFA”), a technology-based specialty finance company, had previously announced that it had entered into a Master Loan Receivable Purchase and Assignment Agreement under which LMFA  agreed to purchase, through a wholly owned subsidiary, up to approximately $18 million in the aggregate of loan receivables of Borqs Technologies, Inc. (NASDAQ: BRQS) (“Borqs”) from Borqs’ senior lender.  As a part of the transaction, LMFA entered into a Settlement Agreement with Borqs pursuant to which Borqs agreed to issue shares of Borqs common stock to LMFA (the “Settlement Shares”), in one or more tranches, in settlement of the loan receivables acquired by LMFA (the “Settlement Agreement”).

The Company has completed its obligations under the Settlement Agreement by purchasing approximately $18.2 million of aggregate debt (including principal, accrued interest and fees) during the period from January 7, 2021 to February 10, 2021, at a discount for approximately $15.5 million and received approximately 22.7 million shares.  The Company sold those shares for approximately $32.6 million of which approximately $5.7 million was received by the company after fulfilling its obligations to a private investor.

“LM Funding has operated under the tagline ‘We Buy Problems’ since 2011” said LMFA’s CEO Bruce M. Rodgers.  “Generally, we buy or finance receivables at a discount and monetize them through the judicial process.  In this instance, we successfully contracted to purchase loan receivables from Borqs’ senior lender and obtained a court order allowing us to sell the shares received from Borqs under a 3(a)10 exemption to registration requirements.   Borq’s share price increased during the process which resulted in a win-win for both Borqs and its lenders.  We entered into the transaction projecting netting $2 million in this transaction but were able to improve this to receive $5.7 million. We hope to provide similar solutions to other Nasdaq or NYSE listed companies in the future.”  Rodgers said.

About LM Funding America:

LM Funding America, Inc., together with its subsidiaries, is a technology-based specialty finance company that provides funding to nonprofit community associations (Associations) primarily located in the state of Florida, as well as in the states of Washington, Colorado and Illinois by funding a certain portion of the associations' rights to delinquent accounts that are selected by the Associations arising from unpaid Association assessments.

Forward-Looking Statements:

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guaranties of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the company's most recent Annual Report on Form 10-K and its other filings with the SEC, which are available at www.sec.gov. These risks and uncertainties include, without limitation, uncertainty created by the COVID-19 pandemic, our ability to acquire new accounts at appropriate prices, the need for capital, our ability to hire and retain new employees, changes in governmental regulations that affect our ability to collected sufficient amounts on defaulted consumer receivables, changes in the credit or capital markets, changes in interest rates, and negative press regarding the debt collection industry.  The occurrence of any of these risks and uncertainties could have a material adverse effect on our business, financial condition, and results of operations.

Company Contact: Bruce M. Rodgers, Chairman and CEO LM Funding America, Inc. Tel (813) 222-8996 investors@lmfunding.com

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